EXHIBIT 99.1
FOR IMMEDIATE RELEASE
                                           FOR FURTHER INFORMATION:
                                                                                     Vicon Industries: Joan Wolf
                                                                                                           631/952-2288
                                                            Bliss, Gouverneur & Associates: John Bliss
                                                                                                           212/840-1661

VICON REPORTS THIRD QUARTER RESULTS

HAUPPAUGE, NY, August 09, 2007 - Vicon Industries, Inc. (Amex: VII), a leading designer and producer of video security and surveillance systems, today reported operating results for the third fiscal quarter ended June 30, 2007.   The announcement was made by Chairman and CEO Ken Darby, who said the quarter’s operating results reflect both revenue growth and gross margin improvement.

Net sales for the third fiscal quarter were $17.1 million, an increase of 17%, compared with $14.7 million in the third quarter of the prior fiscal year.  Net income totaled $1,035,000 ($.20 per diluted share), compared with net income of $37,000 ($.01 per diluted share) for the same period last fiscal year.

For the nine months, net sales were $51.9 million, an increase of 26%, compared with $41.2 million in the first nine months of the prior fiscal year.  Net income was $2,952,000  ($.60 per diluted share) compared with a net loss of $663,000 ($.15 per share) in the prior year nine-month period.

Commenting on the third quarter results, Mr. Darby said sales in the U.S. grew 6.3% to $8.8 million while foreign sales increased 30.4% to $8.3 million.  Foreign revenues have been strong all year, growing 30.6% year-to-date, while domestic sales have increased 22.3% on a year-to-date basis.  Mr. Darby said the United States Postal Service recently exercised its option to renew, for an additional two years, its exclusive video systems supplier contract with Vicon effective August 1, 2007.  Overall, orders for the June quarter were $16.0 million compared with $14.6 million in the year ago period.

Gross margins in the second quarter improved to 42.1% compared with 40.3% in the prior year quarter, principally as a result of higher margins on IP (internet protocol) networked video products, and the benefit of higher production to fixed overhead.  Operating expenses were $6.1 million, or 35.6% of net sales, compared with $5.9 million or 40% of net sales.  The increase was principally attributable to higher selling and product development costs.

After months of testing, ViconNet® Version 4 was released for shipment to customers beginning August 1st.  ViconNet Version 4 is a powerful software application that manages both enterprise scale digital and hybrid (analog and digital) video systems and also powers Vicon recorders, servers and network edge devices such as IP cameras.  Sales of ViconNet® based products totaled $5.2 million in the June quarter and $15.7 million in the year-to-date period.  Mr. Darby said in the fourth quarter the Company expects to begin shipments of a new line of Vicon engineered IP cameras called I onyx and a new line of cost effective digital video recorders called Kollector Lite.  “Kollector Lite will bring the power of enterprise level IP video to the price sensitive buyer”, said Mr. Darby.

With regard to the patent litigation, Mr. Darby said in June 2007, the U.S. Patent and Trademark Office (PTO) reaffirmed its Final Rejection of the six claims in the plaintiff’s patent asserted against Vicon.  This represents the third time the PTO has rejected such claims in the re-examination proceedings citing the prior art of Vicon and another defendant.  The plaintiff has appealed the examiner’s decision to the Patent Office Board of Patent Appeals and Interferences.  This is the plaintiff’s last appeal within the Patent Office.  “Once again, we were pleased to see the PTOs examiner’s view affirms our longstanding position that the plaintiff’s patent is invalid”, said Mr. Darby.

Vicon Industries, Inc. designs, manufactures, assembles and markets a wide range of video systems and system components used for security, surveillance, safety and communication purposes by a broad group of end users worldwide.

This news release contains forward-looking statements that involve risks and uncertainties.  Statements that are not historical facts, including statements about the adequacy of reserves, estimated costs, Company intentions, probabilities, beliefs, prospects and strategies and its expectations about expansion into new markets, growth in existing markets, enhanced operating margins or growth in its business, are forward-looking statements that involve risks and uncertainties.  Actual results and events may differ significantly from those discussed in the forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

 Vicon Industries, Inc.
 Condensed Statements of Operations
 (Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,

	2007	2006	2007	2006

Net Sales	$17,140,000	$14,675,000	$51,915,000	$41,156,000

Gross Profit	7,218,000	5,914,000	21,568,000	16,128,000

Operating income (loss)	1,120,000	54,000	3,159,000	(632,000)

Income (loss) before income taxes	1,138,000	37,000	3,255,000	(663,000)

Income tax expense *	103,000	-	303,000	-

Net income (loss)	$1,035,000	$37,000	$2,952,000	$(663,000)

Earnings (loss) per share:

Basic	$.22	$.01	$.63	$(.15)

Diluted	$.20	$.01	$.60	$(.15)

Shares used in computing earnings (loss) per share:

Basic	4,775,000	4,573,000	4,696,000	4,572,000

Diluted	5,060,000	4,668,000	4,905,000	4,572,000

* No U.S. tax provision or benefit was recognized for the periods presented as the Company is utilizing previously unrecognized net operating loss carryforwards.